STOCK PURCHASE AND MERGER AGREEMENT

This STOCK PURCHASE AND MERGER AGREEMENT  is made as of the 31st day of March, 2011 by and among Novint Technologies, Inc., a Delaware corporation (the “Company”), NovTek, Inc., a Delaware corporation and wholly owned subsidiary of  the Company (“Merger Sub”), Force Tek Enterprises, LLC, a Pennsylvania limited liability company (“ForceTek”), Shannon Vissman, an individual (“Vissman”) and Ryan Christoff, an individual (“Christoff”) (collectively, Vissman and Christoff are referred to as the “Owners”).

The parties, in consideration of the mutual promises contained herein and intending to be legally bound, hereby agree as follows:

1.           Merger of ForceTek/Financing.

1.1.         Merger.

(a)           Subject to the terms and conditions of this Agreement, ForceTek shall be merged with and into Merger Sub (the “Merger”), and the separate existence of ForceTek shall thereupon cease.  Merger Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware as a wholly owned subsidiary of the Company.    As part of the Merger, all membership interests of ForceTek owned by the Owners shall be cancelled, and Vissman and Christoff shall be issued a total of 28,571,428 shares (the “Merger Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and Vissman and Christoff shall be issued warrants to purchase a total of up to 14,285,714 shares of the Common Stock (the “Merger Warrants”).

(b)           The Merger Warrants shall have the same terms as the Warrants defined below, except that the Merger Warrants will have reduced exercise prices.  The Merger Warrants shall have reduced exercise prices as follows:

Merger Warrant Shares		Reduced Exercise Price
	4,600,000	$0.05
	9,685,714	$0.07

Total:	14,285,714

(c)           The Company shall cause the Merger Sub to, and ForceTek shall, adopt the Agreement of Merger relating to the Merger, which is attached hereto as Exhibit A, and shall file such Agreement of Merger with the Secretary of State of the State of Delaware and Department of State of the State of Pennsylvania to effect the Merger.

(d)           The Merger shall take place at the Closing, as defined below.

1.2.         Financing.

Subject to the terms and conditions of this Agreement, at the Closing, the Owners agree to purchase, and the Company agrees to sell and issue to one or both Owners, as the case may be, 17,880,571 Units (each a “Financing Unit”), with each Financing Unit consisting of one (1) share of Common Stock (a “Share”) and ½ of a Financing Warrant, as defined below, at a purchase price of $0.07 per Financing Unit (the “Purchase Price”) for an aggregate Purchase Price of $1,251,640 (the “Financing”).  The warrants issued as part of the Units shall expire five (5) years after the Closing and shall be exercisable at the prices set forth below in this paragraph (each a “Financing Warrant”).  The Financing shall be paid by crediting Vissman with the amount of all funds advanced or paid to or on behalf of the Company by him prior to the Closing (in an amount to be determined at the Closing, but which is approximately $600,000 at the time of entering into this Agreement), and the payment of the balance of the Financing (approximately $400,000 at this time) by wire transfer to a bank account designated by the Company before or at the Closing.  The Financing Warrants shall have exercise prices as follows:

Financing Warrant Shares		Exercise Price
	1,109,285	$0.07
	7,550,000	$0.10
	281,000	$0.20

Total:	8,940,285

1.3.         Closing; Delivery.

(a)           The initial purchase and sale of the Merger Shares, Merger Warrants, and Financing Units shall take place remotely via the exchange of documents and signatures on March 31, 2011, or at such other time and place as the Company and the Owners mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).  At the Closing, the Owners shall (i) purchase an aggregate of 17,880,571 Financing Units and (ii) consummate the Merger.

(b)           Within thirty days after the Closing, the Company shall deliver to the applicable Owner a certificate or certificates representing the Merger Shares, Merger Warrants, and Financing Units being purchased by each Owner.

(c)           At the time of the Closing, the Company shall not have outstanding any (i) securities convertible into, or exchangeable for, Shares or any other equity securities of the Company; (ii) options, warrants or other rights to purchase or subscribe for equity securities or other securities of the Company or securities which are convertible into or exchangeable for equity securities or other securities of the Company, or (iii) contract, commitments, agreement, understandings or arrangements of any kind relating to the issuance, sale or transfer of any equity security or other security of the Company, or any convertible or exchangeable securities or options, warrants or similar rights of the Company, other than as set forth in the capitalization table attached here to as Schedule 3.2 (the “Capitalization Table”).

2.           Right to Purchase Additional Units.

2.1.           After the Closing, and subject to Sections 2.2 and 2.3 below, either of the Owners may purchase, in the aggregate, up to an additional 67,833,714 Units (the “Additional Units”) at a purchase price of $0.07 per Additional Unit.  Each Additional Unit shall consist of one Share and one half of a warrant to purchase one Share at an exercise price of $0.24 per Share and a term of five (5) years (each an “Additional Warrant”).

2.2.           Additional Units may be purchased by the Owners, or either of them, beginning immediately after the Closing and from time to time thereafter for a period of 6 years, so long as the Owners continue to buy, collectively, a sufficient number of Additional Units each calendar month so that the aggregate Purchase Price paid that month causes the monthly cash flow of the Company for that month to be positive, where the cash flow is defined as cash receipts minus cash disbursements (the “Minimum Monthly Investment”).  For purposes of the forgoing sentence, the Owners will receive a credit of $251,640, which is being paid at the Closing, toward the Minimum Monthly Investment which sum will be expended by the Company to cover cash shortages prior to the Owners needing to make any additional Minimum Monthly Investment.  Cash disbursements each month shall be in accordance with the budget approved by the Board of Directors, from time to time.

2.3.           For clarification, there is no obligation of the Owners to purchase Additional Units.  However, the right of the Owners to purchase Additional Units pursuant to Section 2.1, above, is subject to and conditioned upon the Owners continuing to make the Minimum Monthly Investment.  In the event the Minimum Monthly Investment is not made by the Owners for any calendar month, then upon notice to the Owners of the failure to satisfy the Minimum Monthly Investment, the Owners shall have 30 days in which to cure the failure by purchasing sufficient Additional Units to satisfy the Minimum Monthly Investment.  The foregoing notice to the Owners may be prepared and delivered by any officer or director of the Company or by Tom Anderson (regardless of his then affiliation with the Company).  A failure to timely cure following such notice shall result in expiration of the Owners’ rights to purchase Additional Units pursuant to this Section 2.  Time shall be of the essence of the rights conferred by this Section 2.

2.4.           The Shares sold pursuant to this Agreement, whether at the Closing or as part of an Additional Unit or when issued upon the exercise of any of the Warrants being sold hereunder shall be duly and validly issued, fully paid and nonassessable.

3.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Owners that the following representations are true and complete, effective as of the Closing, except as otherwise indicated.

3.1.           Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect and, specifically, is qualified to conduct intra-state business within the States of New Mexico and California.

3.2.          Capitalization.  The capitalization of the Company is as set forth on Schedule 3.2.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. The authorized capital of the Company consists of 150,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”).  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable.  The Company holds no Common Stock in its treasury.  No shares of Preferred Stock are authorized.

(a)           The Company has reserved 7,500,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2004 Stock Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”).  Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase no more than 7,500,000 shares have been granted and are currently outstanding, and any shares of Common Stock that remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan will not be awarded.  The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(b)           The Capitalization Table sets forth the capitalization of the Company immediately following the Initial Closing, including the number of the following: (i) issued and outstanding Common Stock; (ii) granted stock options; (iii) warrants or other stock purchase rights; and (iv) shares or other securities issuable on conversion of debt.  Except for (A) the securities and rights issuable pursuant to this Agreement or indicated on the Capitalization Table, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock.

(c)           All outstanding options have vested in full, or will vest in full upon the Closing.  The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

3.3.          No other parties have the right to purchase any of the Shares or Units covered by this Agreement.

3.4.          Subsidiaries.  The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

3.5.          Authorization.  All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing has been taken or will be taken prior to the Closing; provided, however, that the Company will need shareholder approval to amend its Certificate of Incorporation to increase its authorized shares of common stock in order to accommodate full issuance of all Additional Units and exercise of the Warrants included with the Additional Units, and such shareholder approval will not be effected, if at all, until after the Closing.  Subject to the foregoing, all action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Merger Shares, Merger Warrants, and Units has been taken or will be taken prior to the Closing.  The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.6.          Valid Issuance of Shares.  The Shares, when issued, sold, and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid, and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by an Owner.  Assuming the accuracy of the representations of the Owners in Section 4 of this Agreement and subject to certain notice filing obligations of the Company, the Shares will be issued in compliance with all applicable federal and state securities laws.

3.7.          Filings, Consents, and Approvals.  Except as disclosed on Schedule 3.7, the Company is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the consummation of the transactions contemplated by this Agreement.

3.8.          Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company; or (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.  Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company).  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

3.9.          Intellectual Property. The Company owns or possesses sufficient legal rights to all of the Company’s Intellectual Property without any known conflict with, or infringement of, the rights of others.  To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no material outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company’s Intellectual Property, nor is the Company bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.  To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company.  Each employee and consultant has assigned to the Company, or by the Closing will have assigned to the Company, all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.  Schedule 3.9 lists all of the Company’s Intellectual Property.  The Company has not embedded any open source, copyright or community source code in any of its products generally available or in development, including but not limited to, any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.  For purposes of this Section 3.9, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right.

3.10.        Compliance with Other Instruments.  Except as set forth on Schedule 3.10, the Company is not in violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect.  The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

3.11.       Agreements; Actions.

(a)           Except for convertible debt converting into equity at the Closing, or as disclosed on Schedule 3.11, and except as disclosed in the Transaction Agreements and the Company Financial Statements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)           The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to its capital stock, (ii) except as disclosed in Schedule 3.11, incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $20,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.  The Company is not a guarantor of any indebtedness of any other Person.

3.12.       Certain Transactions.

(a)           Except as disclosed in Schedule 3.12(a) and the reports, schedules, forms, statements, and other documents filed by the Company under the Securities Act and the Exchange Act with the SEC (the “SEC Reports”), and other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Owners or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or consultants.

(b)           Except as disclosed in Schedule 3.12(b), the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees or unpaid salary.  None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company.

3.13.       Rights of Registration and Voting Rights.  The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.14.       Property.  Except as disclosed on Schedule 3.14, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.  The Company does not own any real property.

3.15.       Financial Statements.  The Company has delivered to the Owners its unaudited financial statements as of September 30, 2009 (the “Company Financial Statements”).  The Company Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the Company Financial Statements may not contain all footnotes required by generally accepted accounting principles.  The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Company Financial Statements or Schedule 3.11, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2009, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

3.16.       Changes.  Except as disclosed in Schedule 3.16, the Company Financial Statements, and the SEC Reports, since September 30, 2009 there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect (other than conversion of the Convertible Debt);

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)           any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)           any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(e)           any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(f)           any resignation or termination of employment of any officer or key employee of the Company;

(g)           any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(h)           any loans or guarantees made by the Company to, or for the benefit of, its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i)           any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(j)           any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(k)           receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(l)           to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally,  that could reasonably be expected to result in a Material Adverse Effect; or

(m)           any arrangement or commitment by the Company to do any of the things described in this Section 3.16.

3.17.       Employee Matters.

(a)           As of the date hereof, the Company employs 10 full-time employees and 1 part-time employee and engages 1 consultant.

(b)           To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business.  Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)           Except as disclosed in Schedule 3.17(c), the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors.  The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.  The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)           To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing.  The employment of each employee of the Company is terminable at the will of the Company.  Except as required by law or set forth on Schedule 3.17(d), upon termination of the employment of any such employees, no severance or other payments will become due.  The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)           The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(f)           Schedule 3.17(f) sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA,  and has complied in all material respects with all applicable laws for any such employee benefit plan.

3.18.       Tax Returns and Payments.  Except as set forth in Schedule 3.18, there are no federal, state, county, local or foreign taxes dues and payable by the Company which have not been timely paid.  There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed.  There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency.  The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.19.       Insurance.  The Company does not have any insurance policies.

3.20.       Employee Agreements.  Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Owners (the “Confidential Information Agreements”).  No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement.  Each current and former key employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for the Owners.  The Company is not aware that any of its key employees is in violation of any agreement covered by this Section 3.20.

3.21.        Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.22.        Corporate Documents.  The Certificate of Incorporation and Bylaws of the Company are in the form provided to the Owners.  The copy of the minute books of the Company provided to the Owners contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

4.           Representations and Warranties of ForceTek and the Owners.  Each Owner and ForceTek hereby represents and warrants to the Company, severally and not jointly, that:

4.1.          Organization, Good Standing, Corporate Power and Qualification.  ForceTek is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  ForceTek is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

4.2.          Capitalization.

(i)           The authorized capital of ForceTek consists, immediately prior to the Closing, only of membership interests (“Interests”), all of which are owned directly by  the one or the other of the Owners.  All of the outstanding Interests have been duly authorized and were issued in compliance with all applicable federal and state securities laws.  ForceTek holds no Interests in its treasury.

4.3.          Subsidiaries.  The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

4.4.          Authorization.  Each Owner and ForceTek has full power and authority to enter into the Transaction Agreements.  Each of the Transaction Agreements to which an Owner or ForceTek is a party, when executed and delivered by that Owner or ForceTek, will constitute a valid and legally binding obligations of the applicable party, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. All corporate action required to be taken by ForceTek’s managers and members in order to authorize it to enter into the Transaction Agreements has been taken or will be taken prior to the Closing.  All action on the part of the managers of ForceTek necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of ForceTek under the Transaction Agreements to be performed as of the Closing has been taken or will be taken prior to the Closing.  The Transaction Agreements, when executed and delivered by ForceTek, shall constitute valid and legally binding obligations of ForceTek, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.5.          Filings, Consents, and Approvals.  The Owners and ForceTek are not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the consummation of the transactions contemplated by this Agreement.

4.6.          Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Owner’s knowledge, currently threatened (i) against them or ForceTek; or (ii) to the Owner’s knowledge, that questions the validity of the Transaction Agreements or the right of the Owners or ForceTek to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.  Neither the Owners nor ForceTek is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by ForceTek pending or which ForceTek intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Owners or ForceTek) involving the prior employment of any of ForceTek’s employees, their services provided in connection with ForceTek’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

4.7.          Intellectual Property.  ForceTek owns or possesses sufficient legal rights to all of its Intellectual Property without any known conflict with, or infringement of, the rights of others.  To the Owner’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by ForceTek violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding material options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to ForceTek’s Intellectual Property, nor is ForceTek bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  ForceTek has not received any communications alleging that it has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  ForceTek has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with its business.  To the Owner’s knowledge, it will not be necessary to use any inventions of any of ForceTek’s employees or consultants (or Persons it currently intends to hire) made prior to their employment by ForceTek.  Each employee and consultant has assigned to ForceTek all intellectual property rights he or she owns that are related to ForceTek’s business as now conducted and as presently proposed to be conducted.  Schedule 4.7 lists all of ForceTek’s Intellectual Property.  ForceTek has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to, any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.  For purposes of this Section 4.7, ForceTek shall be deemed to have knowledge of a patent right if ForceTek has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

4.8.          Compliance with Other Instruments.  ForceTek is not in violation or default (i) of any provisions of its Certificate of Organization or Operating Agreement, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to ForceTek, the violation of which would have a Material Adverse Effect.  The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of ForceTek Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to ForceTek.

4.9.          Agreements; Actions.

(a)           Except for the Transaction Agreements and any liabilities disclosed on the ForceTek Financial Statements, there are no agreements, understandings, instruments, contracts or proposed transactions to which ForceTek is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, ForceTek in excess of $10,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from ForceTek, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit ForceTek’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the ForceTek with respect to infringements of proprietary rights.

(b)           ForceTek has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to its Interests, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $20,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. ForceTek is not a guarantor or indemnitor of any indebtedness of any other Person.  For purposes of this Section 4.9(b), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons ForceTek has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

4.10.       Certain Transactions.

(a)           Other than (i) standard employee benefits generally made available to all employees, (ii) standard indemnification agreements approved by the managers, and (iii) the purchase of interests of ForceTek, in each instance, approved by the managers, there are no agreements, understandings or proposed transactions between ForceTek and any of its managers or officers.

(b)           ForceTek is not indebted, directly or indirectly, to any of its managers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees or unpaid salary.  None of ForceTek’s managers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company.

4.11.        Rights of Registration and Voting Rights.  ForceTek is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

4.12.        Property.  Except as disclosed on Schedule 4.12, the property and assets that ForceTek owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair ForceTek’s ownership or use of such property or assets.  With respect to the property and assets it leases, ForceTek is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.  ForceTek does not own any real property.

4.13.        Financial Statements.  ForceTek has delivered to the Company its unaudited financial statements as of December 31, 2010 (collectively, the “ForceTek Financial Statements”).  The ForceTek Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the ForceTek Financial Statements may not contain all footnotes required by generally accepted accounting principles.  The ForceTek Financial Statements fairly present in all material respects the financial condition and operating results of ForceTek as of the dates, and for the periods, indicated therein.  Except as set forth in the ForceTek Financial Statements, ForceTek has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2010 (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the ForceTek Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.  ForceTek maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

4.14.        Changes.  Since December 31, 2010 there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of ForceTek from that reflected in the ForceTek Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)           any waiver or compromise by ForceTek of a valuable right or of a material debt owed to it;

(d)           any material change to a material contract or agreement by which ForceTek or any of its assets is bound or subject;

(e)           any material change in any compensation arrangement or agreement with any employee, officer or interest holder;

(f)           any resignation or termination of employment of any officer or key employee of ForceTek;

(g)           any mortgage, pledge, transfer of a security interest in, or lien, created by ForceTek, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair ForceTek’s ownership or use of such property or assets;

(h)           any loans or guarantees made by ForceTek to or for the benefit of its employees or managers, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i)           any declaration, setting aside or payment or other distribution in respect of any of ForceTek’s equity securities, or any direct or indirect redemption, purchase, or other acquisition of any of such securities by ForceTek;

(j)           any sale, assignment or transfer of any ForceTek Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(k)           receipt of notice that there has been a loss of, or material order cancellation by, any major customer of ForceTek;

(l)           to ForceTek’s knowledge, any other event or condition of any character, other than events affecting the economy or ForceTek’s industry generally,  that could reasonably be expected to result in a Material Adverse Effect; or

(m)           any arrangement or commitment by the Company to do any of the things described in this Section 4.14.

4.15.       Employee Matters.

(a)           As of the date hereof, ForceTek employs one (1) full-time employees and no part-time employees and engages one (1) consultant or independent contractor.

(b)           To ForceTek’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of ForceTek or that would conflict with ForceTek’s business.  Neither the execution or delivery of the Transaction Agreements, nor the carrying on of ForceTek’s business by the employees of ForceTek, nor the conduct of ForceTek’s business as now conducted and as presently proposed to be conducted, will, to ForceTek’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)           ForceTek is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. ForceTek has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.  ForceTek has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of ForceTek and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)           To ForceTek’s knowledge, no Key Employee intends to terminate employment with ForceTek or is otherwise likely to become unavailable to continue as a Key Employee, nor does ForceTek have a present intention to terminate the employment of any of the foregoing.  The employment of each employee of ForceTek is terminable at the will of ForceTek.  Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due.  ForceTek has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)           ForceTek has not made any representations regarding equity incentives to any manager, officer, employees, or consultant that are inconsistent with the amounts and terms set forth in the minutes of meetings of the managers.

(f)           Each former employee whose employment was terminated by ForceTek has entered into an agreement with ForceTek providing for the full release of any claims against ForceTek or any related party arising out of such employment.

(g)           Schedule 4.15 sets forth each employee benefit plan maintained, established or sponsored by ForceTek, or which ForceTek participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  ForceTek has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA,  and has complied in all material respects with all applicable laws for any such employee benefit plan.

4.16.        Tax Returns and Payments.  There are no federal, state, county, local or foreign taxes dues and payable by ForceTek which have not been timely paid.  There are no accrued and unpaid federal, state, country, local or foreign taxes of ForceTek which are due, whether or not assessed or disputed.  There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency.  ForceTek has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

4.17.        Insurance.  ForceTek has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

4.18.        Employee Agreements.  Each current and former employee, consultant and manager of ForceTek has executed an agreement with ForceTek regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Company (the “ForceTek Confidential Information Agreements”).  No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s ForceTek Confidential Information Agreement.  Each current and former key employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for the Company.  ForceTek is not aware that any of its key employees is in violation of any agreement covered by this Section 4.18.

4.19.        Permits.  ForceTek has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  ForceTek is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.20.        Environmental Compliance.  ForceTek is not, or has not been, in violation of any applicable statute, rule, or regulation of any governmental authority, including without limitation all foreign, federal, state, and local laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.21.        Corporate Documents.  The Certificate of Organization and Operating Agreement of ForceTek are in the form provided to the Company.

4.22.        Purchase Entirely for Own Account.  This Agreement is made with each Owner in reliance upon his respective representation to the Company, which by each Owner’s execution of this Agreement, that Owner confirms, that the Shares to be acquired by the Owner will be acquired for investment for the Owner’s own account, not as a nominee or agent for another Person, and not with a view to the resale or distribution of any part thereof, and that the Owner has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Owner further represents that the Owner does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

4.23.        Disclosure of Information.  Each of the Owners has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s business. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Owners to rely thereon.

4.24.        Restricted Securities.  The Owners understand that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Owners’ representations as expressed herein.  The Owners understand that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Owners must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Owners acknowledge that the Company has no obligation to register or qualify the Shares for resale.  The Owners further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Owners’ control, and which the Company is under no obligation and may not be able to satisfy.

4.25.        Accredited Investor.  Each of the Owners is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.26.        Residence.  The Owners both reside in the Commonwealth of Pennsylvania.

4.27.       Related Party Transactions.  Schedule 4.27 sets forth all of the related party transactions involving the ForceTek since January 1, 2010.

4.28.        Novint’s SEC Filings.  The Owners and ForceTek understand that (a) the Company is currently subject to Section 12(g) of the Exchange Act but has been deficient in meeting its disclosure obligations under Section 12(g) since November 23, 2009, (b) a Current Report on Form 8-K is required to be filed with the Securities and Exchange Commission under the Exchange Act within four (4) business days of the Closing, (c) the Exchange Act requires audited financial statements of ForceTek to be filed with the Commission within seventy-five (75) days of Closing, and (d) the Exchange Act requires an information statement to be filed with the Commission before effectiveness of any shareholder action approving an increase in authorized shares of its Common Stock, which is required to effect the transactions contemplated under this Agreement.

5.           Conditions to the Owner’s Obligations at Closing.  The obligations of each Owner to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1.          Representations and Warranties.  The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects as of the Closing.

5.2.          Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

5.3.          Compliance Certificate.  The President of the Company shall deliver to the Owners at the Closing a certificate certifying that the conditions specified in Section 5.1 and Section 5.2 have been fulfilled.

5.4.          Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.5.          Board of Directors.  As of the Closing, the authorized size of the Board shall be seven (7) Directors and the Board shall be comprised of its current Directors, Vissman and three other persons nominated by him.

5.6.          Voting Agreement.  The Company, each Owner, and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

5.7.          Secretary’s Certificate.  The Secretary of the Company shall have delivered to the Owners at the Closing a certificate certifying (i) the Bylaws of the Company, and (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

5.8.          Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Owners, and each Owner (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates.

5.9.          Budget.  The Owners and the Company will have agreed on a budget for the Company for at least the twelve (12) months following the Closing.

6.           Conditions of the Company’s Obligations at Closing.  The obligations of the Company to sell Shares to the Owners at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1.          Representations and Warranties.  The representations and warranties of each Owner contained in Section 4 shall be true and correct in all material respects as of such Closing.

6.2.          Performance.  The Owners shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

6.3.          Compliance Certificate.  The Owners shall deliver to the Company at such Closing a certificate certifying that the conditions specified in Section 6,1 and Section 6.2 have been fulfilled.

6.4.          Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.5.          Voting Agreement.  Each Owner and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

6.6.          Budget.  The Owners and the Company will have agreed on a budget for the Company for at least the twelve (12) months following the Closing.

6.7.          Conversion of Debt.  The holders of all outstanding convertible secured and unsecured debt of the Company shall have executed and delivered to the Company letters releasing such debt and converting such debt into shares of Common Stock (the “Debt Conversion Shares”).

6.8.          Board of Directors.  As of the Closing, the authorized size of the Board shall be seven (7) Directors and the Board shall be comprised of its current Directors, Vissman, Christoff, Jan Richardson, and Brian Long.

6.9.          Issuance Instructions from Owners.  The Owners shall provide a written instruction to the Company, signed by both Owners, confirming the exact number of Merger Shares, Shares, Merger Warrants, and Warrants (including allocation of different exercise prices) issuable by the Company to each of them at the Closing.

7.           Post-Closing Matters.

7.1           D&O Insurance.  After the Closing, the Board of Directors shall cause the Company to maintain a Directors & Officers insurance policy of an agreed upon amount, with an agreed upon tail coverage and such other terms as the Board shall deem appropriate.

7.2           Actions By the Board of Directors.  Until the Owners have purchased Units for an aggregate price of $6 million or no longer control a majority of the Company’s Board of Directors, the Board of Directors may not take any of the following actions without the unanimous consent of the Directors:

(a)           issue any form of equity;

(b)           issue any debt instrument other than in the ordinary course of business;

(c)           significantly change the business operations of the Company;

(d)           terminate the employment, other than for cause, of Thomas Anderson, William Anderson or Walter Aviles (each a “Key Employee”)’

(e)           materially change, without his approval, the conditions of employment of a Key Employee, such as by moving his office to a new location, reducing his salary, changing his title, significantly changing his duties or taking similar action;

(f)           remove Thomas Anderson or Marvin Maslow from the Board;

(g)           license any of the Company’s Intellectual Property other than to an affiliated company or in the ordinary course of business;

(h)           sell any of the Company’s assets, other than in the ordinary course of business; or

(i)           significantly alter the budget approved pursuant to Section 5.9.

8.           Miscellaneous.

8.1.           Survival of Warranties and Covenants.  The representations and warranties of the Company and the Owners contained in or made pursuant to this Agreement shall survive the Closing for eighteen (18) months, except for representations and warranties relating to (a) organization, authority, capitalization, title, outstanding or threatened or pending litigation and environmental, which will be unlimited; and (b) employee benefit plans, affiliate transactions and taxes, which should run until expiration of the relevant statute of limitations, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Owners or the Company.  All covenants shall survive the Closing.

8.2.           Indemnification Obligations.  If the actual number of shares of Common Stock or warrants of the Company issued and outstanding is greater than such number as represented by the Company at Closing (the “Discrepancy”), then the Company shall issue additional shares of Common Stock and/or warrants so that if the Owners purchase Units costing a total of $6 million, they will have the same percentage ownership of the potential or actual shares of Common Stock which are then outstanding as they would have had if there had not been the Discrepancy.

8.3.           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4.           Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Pennsylvania.

8.5.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.6.           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7.           Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7.  If notice is given to the Company, a copy shall also be sent to Richardson & Patel LLP, Attention: Addison Adams, Esq., 10900 Wilshire Blvd., Suite 500, Los Angeles, CA 90024 and if notice is given to the Owners, a copy shall also be given to Morella & Associates, 706 Rochester Road, Pittsburgh, PA 15237, Attention: Warren Archer, Esq.

8.8.           No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

8.9.           Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Owners.

8.10.        Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.11.        Entire Agreement.  This Agreement (including the exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.12.        Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)           “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)           “Code” means the Internal Revenue Code of 1986, as amended.

(c)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d)           “Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned or used by a company in the conduct of that company’s business as now conducted and as presently proposed to be conducted.

(e)            “Knowledge,” including the phrase “to [a party’s] knowledge,” shall mean the actual knowledge of the party, if an individual, or of the officers or managers, as the case may be of a party if an entity.

(f)            “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects, or results of operations of a party.

(g)           “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(h)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(i)           “Shares” means the shares of Common Stock issued pursuant to this Agreement at the Closing (i.e., the Merger Shares and the shares forming a part of the Financing Units) and any shares of Common Stock issuable in the future (i.e., issued as part of Additional Units or pursuant to exercise of the Warrants or Merger Warrants, or Warrants forming a part of the Additional Units).

(j)           “Transaction Agreements” means this Agreement, the Plan of Merger and the Voting Agreement.

(k)           “Voting Agreement” means the agreement among the Company, the Owners and certain stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit B attached to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase and Merger Agreement as of the date first written above.

NOVINT TECHNLOGIES, INC.:

/s/ Tom Anderson
By: Tom Anderson
Its: Chief Executive Officer
Address:

NOVTEK, INC.

/s/ Tom Anderson
By: Tom Anderson
Its: Chief Executive Officer
Address:

FORCE TEK ENTERPRISES, LLC:

/s/ Shannon Vissman
By: Shannon Vissman
Its: Manager
Address:

SHANNON VISSMAN

/s/ Shannon Vissman
Address:

RYAN CHRISTOFF

/s/ Ryan Christoff
Address:

DISCLOSURE SCHEDULES
PURSUANT TO SECTION 3

SCHEDULE 3.2 – Capitalization

Current Outstanding Shares	33,536,728
Warrants < $0.66	12,385,717
Options < $0.66	23,209,765
Unsecured Debt	$4,783,490
Senior Secured Debt	$4,045,429

Approx Fully Diluted
Outstanding	33,536,728
Options/Warrants <= .66	35,595,482

Unsecured Debt Converted	39,574,944
Senior Secured Debt Converted	31,279,871

Total	149,987,025

ForceTek
Cash Investment	$6,000,000
ForceTek	$2,000,000
Total Investment	$8,000,000
Price	$0.07
Shares	114,341,270
Novint total shares inc conv debt	219,621,710
%ownership (inc shares and conv debt)	52.5%

ForceTek warrant traunch 1	57,615,083
cashless warrant strike price	$0.05	4,600,000
	$0.07	10,795,000
	$0.10	7,550,000
	$0.20	281,000
	$0.24	34,389,083

ForceTek warrants total	57,615,083

total FT shares after warrant conversion	172,845,249
total shares (fully diluted approx)	322,832,275
%ownership (fully diluted approx)	54%
check	54%

options equal or above .66:	7,057,901
warrants equal or above .66:	25,094,482

SCHEDULE 3.7 – Filings, Consents, and Approvals

The Company is currently subject to Section 12(g) of the Exchange Act but has been deficient in meeting its disclosure obligations under Section 12(g) since November 23, 2009.  A Current Report on Form 8-K is required to be filed with the Securities and Exchange Commission under the Exchange Act within four (4) business days of the Closing.  The Exchange Act requires audited financial statements of ForceTek to be filed with the Commission within seventy-five (75) days of Closing.  The Exchange Act requires an information statement to be filed with the Commission before effectiveness of any shareholder action approving an increase in authorized shares of its Common Stock, which is required to effect the transactions contemplated under this Agreement.

To effect the Merger, the parties must file the Plan of Merger with the Secretary of State of the State of Delaware and the Department of State of the State of Pennsylvania.

SCHEDULE 3.9 – Intellectual Property

Patents

We own, or have rights to, the following inventions, patent applications, and patents:

Title	Application No.	Filing Date	Patent No.	Issue Date

These patent applications are owned by Novint.  They concern a technology that allows efficient and intuitive interaction in a three-dimensional world with familiar two-dimensional controls.  This group of applications describes an intuitive type of haptics control object that allows developers to create toolbars and other common types of interface objects.  These toolbars are easily accessible and greatly improve user-interface issues related to problems associated with depth perception of a 3D cursor.

Human-computer interface including efficient three dimensional controls	09/690,343	10/17/2000	6,727,924	4/27/2004

Human-computer interface including efficient three dimensional controls	10/831,682	4/22/2004

Human-computer interface including efficient three dimensional controls	12/062,306	4/3/2008

This application concerns methods for utilizing haptics in computer animation.

Force frames in animation	10/226,462	8/23/2002

These patent applications are owned by Novint. This group of applications concern specific methods of communicating between a computer and a haptic interface device.

Communications Between a Computer and a Haptic Interface Device; Computer, Device, and System	61/027,953	2/12/2008

Communications Between a Computer and a Haptic Interface Device; Computer, Device, and System	12/173,014	7/14/2008	7,486,273	2/3/2009

Communications with a Haptic Interface Device from a Host Computer	12/363,720	1/31/2009

These patent applications are owned by Novint or licensed by Novint from Sandia National Laboratories.  They concern a user interface that provides consistent, intuitive control interface to any application. This group of applications describes mechanisms for the concept of a personal space.  This is a valuable and core component of e-Touch, our professional Application Programming Interface, that allows users to customize their own personal space while intuitively allowing interaction with a variety of applications or virtual environments.

Human-computer interface incorporating personal and application domains	09/649,853	8/29/2000	6,724,400	4/20/2004

Human-computer interface incorporating personal and application domains	10/801,756	3/16/2004	7,917,869	3/29/2011

These patent applications are owned by Novint by assignment from Force Dimension.  This group of applications concerns implementation of the Falcon haptic interface device. Counterparts in CA, EP, JP, US.

Device for transmitting a movement having a parallel kinematics transmission structure providing three translational degrees of freedom	PCT/EP2004/007588	7/9/2004

Device for transmitting movements and components thereof	PCT/EP2006/001245	2/10/2006

Device for transmitting movements and components thereof	PCT/EP2006/001246	2/10/2006

These patent applications are owned by Novint.  They concern a method for efficiently generating haptics models for use with existing images, without requiring the cost of generating a three-dimensional model.  The claimed method can effectively add a haptics dimension to the large volume of existing visual content.

Coordinating haptics with visual images in a human-computer interface	09/971,379	10/4/2001	7,225,115	5/29/2007

Coordinating haptics with visual images in a human-computer interface	PCT/US02/31536	10/2/2002

These patent applications are owned by Novint or licensed by Novint from Sandia National Laboratories.  They concern a haptics technology that allows intuitive interaction with boundaries between interface domains.  These patent applications describe a specific type of haptics object that enables transitions between separate domains by breaking through it.

Human computer interfaces	60/202,448	5/6/2000

Human-computer interface	09/638,186	8/14/2000	6,833,826	12/21/2004

Human-computer interface including haptically controlled interactions	09/785,696	2/16/2001	6,954,899	10/11/2005

These patent applications are owned by Novint. They concern a number of haptics techniques particularly applicable to computer games.

Human-computer interfaces incorporating haptics	60/431,060	12/5/2002

Computer Interface Methods and Apparatuses	60/681,007	5/12/2005

Bimodal user interaction with a simulated object	11/433,173	5/13/2006

Bimodal user interaction with a simulated object	PCT/US2006/042557	10/30/2006

This patent application is owned by Novint.  It concerns a number of methods and apparatuses related to communication with a user, with specific application to computer games.  Examples are drawn from a variety of games, each of which has been implemented to utilize three-dimensional positional input devices with force feedback.

Human-Computer Interfaces Incorporating Haptics And Path-Based Interaction	10/729,574	12/4/2003

These patent applications are licensed by Novint from Sandia National Laboratories. They concern a variety of navigation techniques and control objects that utilize haptics, including techniques based on the usage of a two-handed interface, where the user’s second hand can be used to manipulate the user’s viewpoint within the environment while allowing the user’s first hand to control navigation.

Multidimensional Display Controller	08/834,616	4/14/1997	6,208,349	3/27/2001

Multidimensional Navigational Controller	08/834,642	4/14/1997

Navigation and Viewing in a multidimensional space	11/244,584	10/6/2005

Navigation and Viewing in a multidimensional space	11/283,969	11/21/2005

The following are patents licensed to us by Force Dimension, LLC:

Country	Filing Date	Application No.	Registration Date	Patent No.	Maximum Validity
Canada	12-15-86	525321	04-14-1992	1,298,806	04-14-2009
Japan	12-10-86	50331/1986	05-20-1993	1,761,286	12-12-2006
Switzerland	12-16-1985	5348/85-6	10-31-1989	672089-4	12-16-2005
USA	12-10-1986	07/403,987	12-11-1990	4,976,582	12-11-2007
Europe	12-10-1986	86906759,5	07-17-1991	0250470	12-10-2006

Copyrights

We currently own copyrights in application software and application development tools, including the following:

1.	e-Touch, copyright 2000, 2001, 2002, 2003 Novint Technologies, Inc.

2.	Novint sono software

3.	Mandrin Pinball computer game

4.	IncrediBubble computer game

5.	Super Slam Ball computer game

6.	Newton’s Monkey Business ™ computer game

7.	Feelin’ It ™ : Golf computer game

8.	Feelin’ It ™: Table Tennis computer game

9.	Feelin’ It ™ : Top Pin Bowling computer game

10.	Feel the Heat™ computer game

11.	Bogo™ computer game

12.	RC Xtreme Impact™ computer game

13.	Feelin’ It: Blind Games™ computer game

14.	Newton’s Monkey Business™ V1.5 computer game

15.	Duck Launch™ computer game

16.	Top Beat™ computer game

17.	Feelin’It™: Airtable Hockey computer game

18.	Feelin’It ArcadeRoller™ computer game

19.	Roly Poly Rolland’s Pinball Challenge™ computer game

20.	Haptics-Life 2: Episode 1™ computer game mod

21.	Second Life Drivers computer game mod

22.	WoW Drivers computer game mod

Trademarks

We own the following trademarks:

1.	NOVINT, on the Federal Principal Register, serial number 76061389, registration number 2512087. Branding for multiple products and services.

2.	FEELIN IT, on the Federal Principal Register, serial number 77075488, registration number 3382564.

3.	Novint logo, common law trademark. Branding for multiple products and services.

4.	NOVINT FALCON, application for Federal Principal Register, serial number 78561994, registration number 3469325;

5.	NEWTON THE MONKEY, common law trademark.

6.	NEWTON’S MONKEY BUSINESS, common law trademark.

7.	N VENT, application for Federal Principal Register, serial number 77168654, serial number 3496648; application for Federal Principal Register serial number 77402492, serial number 3640673.

8.	TOUCHCITY, common law trademark.

9.	FALCON, application for Federal Principal Register, serial number 77447585.

10.	N TOUCH, common law trademark.

10.	NOVINT FALCON, application for Federal Principal Register, serial number 78561994, serial number 3469325.

Licenses

We currently hold licenses, exclusive in our fields of use, to application software, including the following:

1.	“Glider” computer game

2.	“Inago Rage” computer game.

3.	Impulse Thruster ™ computer game

4.	Feelin’It ™: Gish computer game

5.	Feelin’ It ™: Crystal Quest computer game

6.	Klectit™ computer game

7.	Feelin’It™:Arctic Stud Poker Run computer game

8.	Tear Down™ computer game

9.	Ascension Reborn computer game

10.	Feelin’It: XLR8™ computer game

11.	Feelin’It:™: Virtual Pool 3 computer game

12.	The Ship computer game

13.	Cell Blast ™ computer game

14.	Not Cho Cheese™ computer game

15.	Talon Special Ops ™ computer game

16.	WWII 76mm ™ computer game

17.	Force Fighter™ computer game

18.	Feelin’ It™: Mahjong computer game

19.	Chomper™ computer game

20.	Tobbit™ computer game

21.	Butter Bean™ computer game

22.	Cave Brain™ computer game

23.	Aquabiox™ computer game

24.	Hook and Sinker Fishing™ computer game

25.	Tunneler™ computer game

26.	Mo the Mole™ computer game

27.	Feelin’ It™: Dominoes computer game

28.	Space Recoil™ computer game

29.	The Feel of Steel™ computer game

30.	Jewel Flipper™ computer game

31.	Snowbear™ computer game

32.	Moorhuhn Games from Phenomedia computer game

We are party to a License and Royalty Agreement with Manhattan Scientifics dated May 16, 2001, one of our shareholders.  We had a prior license agreement with Manhattan Scientifics that provided the initial funding of our development of a web browser and content creation tools to which Manhattan Scientifics had an exclusive license from us for specific internet fields of use.  No royalties ever became due under the original agreement by either party and no marketable technologies were ever developed.  Under our current agreement with Manhattan Scientifics we granted Manhattan Scientifics an exclusive sub license of our haptics technology, within a specified field of use for “Teneo” and other technologies.  Under the agreement, Manhattan Scientifics granted to us a license to use the “Teneo” technology that relates to dental training interfaces and oil and gas visualization applications.  Manhattan Scientifics also assigned back to us the internet fields of use that were the subject of the first (prior) agreement.  No royalties have been paid by either party pursuant to this license to date.  No marketable technologies have yet been developed under this agreement.  The agreement provides that we would pay to Manhattan Scientifics 5% of the net revenues we derive from the use or sale of the “Teneo” technology.  In addition, the agreement provides that Manhattan Scientifics will pay to us 5% of the net revenues they derive from the use of sale of the technology that is the subject of the sub license granted to them.  No such revenues have been derived by either party and accordingly, no royalty payments are due or owing by either party.  The term of the license granted under the current agreement is intended to be perpetual.  In connection with our agreements with Manhattan Scientifics, Manhattan Scientifics has received an aggregate of 4,067,200 shares of our common stock and we have received an aggregate of 1,000,000 shares of Manhattan Scientifics’ common stock.

We license: (i) Virtual Reality Dental Training System Software; and (ii) Voxel Notepad Software, from Teneo Computing, Inc., a company acquired by one of our shareholders, Manhattan Scientifics.  There are currently no patents covering either the Virtual Reality Dental Training System Software or the Voxel Notepad Software.  We believe that the Harvard School of Dentistry filed or will file a patent covering the Virtual Reality Dental Training System Software or the Voxel Notepad Software.  In addition to Teneo’s current license, Teneo had an exclusive right to get a license for any patents issued to Harvard School of Dentistry for the Virtual Reality Dental Training System Software or the Voxel Notepad Software.  We decided to let this exclusive right lapse and currently have no plans to pursue such a license.

On July 17, 2007, we acquired all of the intellectual property assets of Tournabout Incorporated, including its video game contest and community infrastructure software.  The integration of Tournabout’s applications will enable our customers to develop online personas, participate in community message boards and chat rooms, post high scores, and join multiplayer games and online tournaments.

SCHEDULE 3.10 – Compliance with Other Instruments

None.

SCHEDULE 3.11 – Agreements; Actions

Undisputed Vendor Debt	$253,139
Disputed Vendor Debt	$879,781
Employee Debt	$1,177,982

* this doesn't include short term debt in the regular budget like D&O insurance, etc

SCHEDULE 3.12 – Certain Transactions

(a) See Schedule 3.16.

(b) See Schedules 3.11 and 3.16.

SCHEDULE 3.14 – Property

See schedule 3.16.

SCHEDULE 3.16 – Changes

See Schedule 3.11.

Since the Q3 2009 SEC filing, Novint’s board authorized:

•	The debt financings which are converting into stock as described in Schedule 3.2
•	A payment to Gerald Grafe in a convertible note, included in the cap table in Schedule 3.2, for $26,000 in owed payments.
•	A payment to Herbert Strauss in a convertible note, included in the cap table in Schedule 3.2, for $78,400 in owed payments.
•	Novint’s 2011 Equity Compensation Plan

•	Grants of stock options to Novint Employees, included in the cap table in Schedule 3.2 as follows

Number	Exercise	Expiration
Grantee	of Options	Price	Date	Vesting
Tom Anderson	5,000,000	$0.07	3/11/2021	Closing of ForceTek Merger
Walt Aviles	2,000,000	$0.07	3/11/2021	Closing of ForceTek Merger
Bill Anderson	2,000,000	$0.07	3/11/2021	Closing of ForceTek Merger
John Tsoupanarias	500,000	$0.07	3/11/2021	Closing of ForceTek Merger
Jonathan Miller	500,000	$0.07	3/11/2021	Closing of ForceTek Merger

•	Bonuses to employees, contingent on closing the merger with ForceTek as follows:

Employee	Bonus
Tom Anderson	$300,000
Walt Aviles	$100,000
Bill Anderson	$100,000

•	Securing the debt held by Thomas Anderson, of approximate $540,000, with Novint’s Falcon inventory.
•	An issuance of 55,556 shares to Shannon Vissman for helping to place the last of Novint’s senior secured debt, which is included in Schedule 3.2.
•	An issuance of stock to three consultants, included in Schedule 3.2, of 904,000 shares in the aggregate.
•	An issuance of warrants to eight consultants, included in Schedule 3.2, to purchase 795,000 shares of common stock at a price of $0.07 per share for a 5 year term.
•	An issuance of warrants to one consultant, included in Schedule 3.2, to purchase 76,389 shares of common stock at a price of $0.35 per share for a 5 year term.
•	An Amendment of the Bylaws in order to close the ForceTek merger.
•	An increase in the authorized shares of the company, to 400,000,000
•	The conversion of Novint’s convertible debt as described in Schedule 3.2
•	An issuance of a 5-year warrant to purchase 1,736,111 additional shares at $0.35 per share.
•	Increasing the number of Directors to 7 for the ForceTek merger
•	The ForceTek merger and financing

SCHEDULE 3.17 – Employee Matters

(c) See Schedule 3.11.

(d) If fired without cause, Walt Aviles, Bill Anderson, and Annette Strong shall be entitled to receive (i) Unpaid Benefits through the date of termination, plus (ii) an amount equal to any accrued but unpaid Cash Bonus (each of the amounts in subclauses (i) and (ii) payable in a lump sum in cash within 30 days after the date oftermination), plus (iii) an amount equal to his Base Salary for a two week period.

If fired without cause, Tom Anderson shall be entitled to receive (i) Unpaid Benefits through the date of termination, plus (ii) an amount equal to any accrued but unpaid Cash Bonus (each of the amounts in subclauses (i) and (ii) payable in a lump sum in cash within 30 days after the date oftermination), plus (iii) an amount equal to his Base Salary for a one year period.

(f) None.

SCHEDULE 3.18 – Tax Returns and Payments

Novint has not filed tax returns for 2009 and 2010. We expect that payments of approximately $1700 in total will be due when filing those returns.

Novint expects that we owe approximately $5647 on unemployment taxes in New Mexico.

SCHEDULE 4.7 – Intellectual Property

None.

SCHEDULE 4.12 – Property

None.

SCHEDULE 4.15 – Employee Benefits

Health, dental, vision and other benefits available through The Physical Therapy Institute

SCHEDULE 4.27 – Related Party Transactions

None.

EXHIBIT A

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated this 31st day of March, 2011, by and among among FORCE TEK ENTERPRISES, LLC, a Pennsylvania limited liability company (hereinafter “Force TEK”), NOVINT TECHNOLOGIES, INC., a Delaware corporation (“Novint”), and NOVTEK, INC., a Delaware Corporation (“NovTek”).

The parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, hereby agree as follows:

1.           Mechanics of the Merger.  At the Effective Time (as defined in Paragraph 2 hereof), Force TEK shall be merged with and into NovTek and the separate existence of Force TEK shall thereupon cease, with NovTek being the surviving entity, with the name “Force TEK, Inc.” (the “Merger”).  Following the Merger, NovTek is sometimes hereinafter referred to as the “Surviving Corporation.”

2.           Consummation of the Merger.  The Merger shall become effective upon filing of the Certificate of Merger with the Delaware Division of Corporations (the “Effective Time”).

3.           Effect of Merger.  After the Effective Time, NovTek shall continue its existence as a corporation under the laws of the State of Delaware and shall thereafter possess all the rights, privileges, powers and franchises of both NovTek and Force TEK (collectively referred as the “Constituent Entities”); and be subject to all the restrictions, obligations and duties of each of the Constituent Entities; and all the property, whether real or personal, tangible or intangible, and franchises of each of the Constituent Entities, and all debts due to either of the Constituent Entities on whatever accounts and all and every other interests shall be vested in NovTek, as the Surviving Corporation, without further act or deed; and all rights of creditors and all liens upon any property of either of the Constituent Entities shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Entities shall thenceforth attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as the Constituent Entities.

4.           Governance of Surviving Corporation.  The Certificate of Incorporation and By-Laws of the Surviving Corporation shall be the Certificate of Incorporation and By-Laws of NovTek as in effect immediately prior to the Effective Time, other than the change in the name of the Surviving Corporation.  The directors and officers of NovTek immediately prior to the Effective Time shall be the directors and the officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.  The Surviving Corporation’s registered office shall be 1209 Orange Street, Wilmington DE 19801.

5.           Capitalization. NovTek has a total of one thousand (1,000) authorized shares of capital stock, with one thousand (1,000) shares currently issued and outstanding, owned by Novint, each with no par value.

6.           Conversion of Capital Stock.  At the Effective Time, the shares of the capital stock of NovTek and of ForceTek, which are outstanding immediately prior thereto, shall be treated as follows:

(a)           As part of the Merger, all membership interests of ForceTek shall be cancelled, and the members of ForceTek, shall be issued a total of 28,571,428 shares of the Novint’s common stock, par value $0.01 per share, and shall be issued warrants to purchase a total of up to 14,285,714 shares of the Common Stock of Novint, all as set forth in the Stock Purchase and Merger Agreement executed by the parties hereto of even date herewith.

(b)           There will be no change to the shares of the capital stock of NovTek.

IN WITNESS WHEREOF, the parties hereby execute this Agreement of Merger as of the date first written above.

NOVINT TECHNLOGIES, INC.:

By: Tom Anderson
Its: Chief Executive Officer

NOVTEK, INC.:

By: Tom Anderson
Its: President

FORCE TEK ENTERPRISES, LLC:

By: Shannon Vissman
Its: Manager

By: Ryan Christoff
Its: Manager

EXHIBIT B

VOTING AGREEMENT

This Agreement is made this __ day of March, 2011, by and among, Novint Technologies, Inc., a Delaware corporation (the “Company”), Thomas Anderson, Shannon Vissman, Ryan Christoff, Marvin Maslow, Gerald Grafe, Dean Danielson, Walt Zierman, Leonard Friedman, Wolfgang Strub, Richardson and Patel, LLP, Herbert Strauss, and Neil Krull (each a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH

WHEREAS, each Stockholder is the beneficial owner of that amount of shares of the Company’s common stock, par value $0.01 per share, (“Common Stock”), as indicated on each respective Stockholder’s signature page hereto, which is in the aggregate at least 89,480,096 shares of Common Stock held by the Stockholders (the “Shares”); and

WHEREAS, the Stockholders wish to make certain arrangements with respect to their voting of the Shares.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises contained herein and intending to be legally bound, hereby agree as follows:

1.  Each of the Stockholders agrees to vote his or her Shares, whether at a meeting of the stockholders or by way of a written consent, to do the following:

(a)  amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock to 400,000,000;

(b)  amend the Company’s bylaws to expressly provide for a range of authorized directors of three (3) to seven (7) and giving the Board the power to fix the number of authorized directors from time to time;

(c)  approve the Novint Technologies, Inc. 2011 Equity Compensation Plan, and each of its terms and conditions, and the performance of the Company’s obligations thereunder, which plan shall set aside and reserve 10,000,000 shares of the Company’s common stock for grant and issuance; and

(d)  elect as Directors of the Company in each election of Directors three people nominated by Thomas Anderson and four people nominated by Shannon Vissman until Mr. Vissman and Mr. Christoff control sufficient shares of Common Stock to constitute a majority of the issued and outstanding shares of Common Stock.

2.  This Agreement shall only be binding upon the parties hereto, and shall not be binding upon any third party, including any purchaser, transferee, or assignee of the Shares.

3.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

4.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Owners.

6.  This Agreement (including the exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

[SIGNATURE PAGES TO FOLLOW.]